Exhibit 99.1

NEWS RELEASE For Immediate Release

Rockwood Repays Sachtleben GmbH Secured Facility

Princeton, New Jersey (March 22, 2013) — Rockwood Holdings, Inc. (NYSE: ROC) announced today that it has repaid all borrowings outstanding under the secured facility of its wholly owned subsidiary, Sachtleben GmbH, its titanium dioxide (“TiO2”) pigments business, using cash on hand.

“This repayment of debt furthers our progress towards two of our stated goals for 2013 - our commitment to de-leverage and to facilitate the divestiture process for Sachtleben,” said Seifi Ghasemi, Chairman and Chief Executive Officer.

The aggregate amount of the debt repaid was €394.5 million ($508.9 million), consisting of €190.0 million ($245.1 million) of term loan A, €200.0 million ($258.0 million) of term loan B and a €4.5 million ($5.8 million) revolving credit facility. The interest rate on term loan A and the revolving credit facility was Euribor plus 3.75% and the interest rate on term loan B was Euribor plus 4.00%.

This repayment follows Rockwood’s $250 million reduction of its senior secured term loan B credit facility in October 2012.

Sachtleben Titanium Dioxide Pigments Business

Sachtleben is a leading producer of high quality, specialty grade titanium dioxide, serving a wide variety of customers in the synthetic fibers, plastics, paints, packaging inks, coatings, cosmetics, pharmaceuticals, food, catalyst and paper industries. Sachtleben’s principal products include TiO2 in anatase grade, TiO2 in rutile grade and titanium specialties. This business line also provides recycling services for sulfuric waste acid.

* * *

Rockwood Holdings, Inc. is a leading global inorganic specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,200 people and annual net sales of approximately $3.5 billion in 2012. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

Contact:

Nahla Azmy

nazmy@rocksp.com

609-524-1109

* * *

The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including any statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s periodic reports on file with the Securities and Exchange Commission. Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

# # #